Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months and Nine Months Ended September 30, 2019

DOYLESTOWN, Pennsylvania, November 12, 2019 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $2.8 million for the three months ended September 30, 2019 compared to net sales of $2.4 million for the three months ended September 30, 2018.

The Company incurred a net loss for the three months ended September 30, 2019 of $428,000, or ($0.04) per share, compared to a net loss of $1.1 million, or ($0.09) per share, for the three months ended September 30, 2018.

Results for the third quarter of 2019 compared to the third quarter of 2018 principally reflect the net effect of (i) an increase in net sales of $327,000 due to an increase in shipments and (ii) a decrease in total operating costs of $373,000.

The Company generated net sales for the nine months ended September 30, 2019 of $6.7 million, a decrease of $2.3 million, or 25.4%, as compared to net sales of $9.0 million for the nine months ended September 30, 2018.

The Company incurred a net loss for the nine months ended September 30, 2019 of $2.7 million, or ($0.23) per share, compared to a net loss of $1.3 million, or ($0.11) per share, for the nine months ended September 30, 2018.

Results for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 principally reflect the net effect of (i) a decrease in net sales of $2.3 million and (ii) an increase in sales and marketing costs of $108,000, offset by a decrease in administrative costs of $315,000 principally due to a decrease in legal and professional costs.

Mr. Karkus stated, “We have revised the operations of our ProPhase Digital Media business which has in turn resulted in a decrease in overhead and expenses of that business line. At the same time, we remain focused on efforts to grow the revenues at our Pharmaloz Manufacturing division. Accordingly, our year-over-year third quarter results reflect the company’s progress in deploying these strategies.”

Mr. Karkus added, “We have also made progress in the distribution of our flagship dietary supplement, Legendz XL, in retail stores. To follow on to our progress in distributing this product line, we anticipate initiating limited TV advertising within the next few months. The successful implementation of our dietary supplement strategy may require significant investments in marketing as well as obtaining significant additional distribution within the various retail channels and e-commerce venues in order to achieve a successful launch and build a successful new product line. Our strategy for Legendz XL tracks the strategy we successfully executed to revive and expand our prior Cold-EEZE® brand.”

Mr. Karkus concluded, “The Company continues to explore a wide range of acquisition opportunities in the consumer products space, as well as investments and acquisitions in other sectors and industries.”

About the Company

We are a vertically integrated and diversified branding, marketing and technology company with deep experience with over-the-counter (“OTC”) consumer healthcare products, dietary supplements and other remedies. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products, dietary supplements and other remedies in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our plans to expand our production capacity and capabilities at Pharmaloz, the implementation of our dietary supplement strategy, and potential acquisition opportunities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net sales	$2,766	$2,439	$6,735	$9,033
Cost of sales	1,932	1,683	5,120	5,593
Gross profit	834	756	1,615	3,440

Operating expenses:
Sales and marketing	302	395	910	802
Administration	936	1,129	3,232	3,547
Research and development	57	144	246	319
Total operating expenses	1,295	1,668	4,388	4,668
Loss from operations	(461)	(912)	(2,773)	(1,228)

Interest income, net	33	15	94	115
Loss from continuing operations	(428)	(897)	(2,679)	(1,113)

Discontinued operations:
Loss on sale of discontinued operations, net of taxes	-	(160)	-	(160)
Loss from discontinued operations	-	(160)	-	(160)
Net (loss)	$(428)	$(1,057)	$(2,679)	$(1,273)

Other comprehensive loss:
Unrealized gain (loss) on marketable debt securities	(5)	28	18	54
Total comprehensive loss	$(433)	$(1,029)	$(2,661)	$(1,219)

Basic loss per share:
Loss from continuing operations	$(0.04)	$(0.08)	$(0.23)	$(0.10)
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net loss	$(0.04)	$(0.09)	$(0.23)	$(0.11)

Diluted loss per share:
Loss from continuing operations	$(0.04)	$(0.08)	$(0.23)	$(0.10)
Loss from discontinued operations	-	(0.01)	-	(0.01)
Net loss	$(0.04)	$(0.09)	$(0.23)	$(0.11)

Weighted average common shares outstanding:
Basic and diluted	11,565	11,541	11,561	11,344

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2019	2018

Cash and cash equivalents	$968	$1,554
Marketable debt securities, available for sale	$3,760	$6,687
Accounts receivable, net	$1,483	$4,830
Inventory, net	$1,886	$1,903
Total current assets	$13,219	$18,238
Total assets	$15,601	$20,737

Total current liabilities	$1,073	$4,233
Total non-current liabilities	$129	$-
Total stockholders’ equity	$14,399	$16,504